Exhibit 5.1

November 6, 2025

Tharimmune, Inc.

34 Shrewsbury Avenue

Red Bank, NJ 07701

Re:	Tharimmune, Inc. - Registration Statement on Form S-3 (File No. 333-270684)

Ladies and Gentlemen:

Please be advised that this firm is counsel to Tharimmune, Inc., a Delaware corporation (the “Company”). We have acted as counsel to the Company in connection with its entry into the sales agreement, dated November 3, 2025, by and between the Company, Clear Street LLC and President Street Global, LLC (the “Sales Agreement”) pursuant to which the Company may issue and sell up to $64,910,161 of shares (the “ATM Shares”) of the common stock, $0.0001 par value (the “Common Stock”), of the Company pursuant to a Registration Statement on Form S-3 originally filed on March 24, 2023 (File No. 333-270684) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of Common Stock, preferred stock, debt securities, warrants to purchase Common Stock, rights, and/or units comprised of any combination of the foregoing on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

Based upon, assuming and subject to the validity of the information provided to us and the representations set forth in the Registration Statement, the Prospectus Supplement and the Sales Agreement (and in this regard we have assumed that such information and representations given or dated earlier than this opinion letter have remained accurate from such earlier date to the date of this opinion letter), it is our opinion that the ATM Shares proposed to be sold by the Company, when duly sold, issued and paid for pursuant to, and in the manner contemplated by the Sales Agreement and the Prospectus Supplement included as part of the Registration Statement, will be, assuming due payment for the ATM Shares, duly authorized, validly issued, fully-paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

For purposes of this letter, we have examined the representations set forth in the Registration Statement, the Sales Agreement, and the prospectus supplement dated November 6, 2025 (the “Prospectus Supplement”) relating to the issue and sale of the ATM Shares.

In our capacity as counsel to the Company in connection with the matters referred to above, we have also examined copies of the following: (i) the Articles of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and records of certain of the Company’s corporate proceedings as reflected in its minute books; (ii) the Registration Statement, in the form filed with the Commission through the date hereof; (iii) the Prospectus Supplement; and (iv) we have also examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. As to certain facts material to this opinion, we have relied upon oral or written statements and representations of officers and other representatives of the Company and public officials, and such other documents and information as we have deemed necessary or appropriate to enable us to render the opinions expressed below. We have not undertaken any independent investigation to determine the accuracy of any such facts.

We are qualified to practice law in the State of New York and do not purport to be experts on any law other than the laws of the State of New York, and the Federal law of the United States. We express no opinion regarding the Securities Act, or any other federal or state securities laws or regulations. This opinion letter is limited to the specific legal matters expressly set forth herein and is limited to present statutes, regulations and administrative and judicial interpretations as of the date hereof. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or regulations.

This opinion is rendered solely for your benefit and may not be relied upon by any person or entity other than the addressee hereof. Without our prior written consent, except in a legal proceeding regarding the contents hereof, this opinion may not be quoted in whole or in part or otherwise referred to in any report or document furnished to any person or entity. This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. We disclaim any requirement to update this opinion subsequent to the date hereof or to advise you of any change in any matter set forth herein.

Very truly yours,

/s/ Lucosky Brookman LLP